CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, and the Dean International Fund (the “Funds”) Prospectus and "Financial Statements" in the Funds’ Statement of Additional Information, both included in Post-Effective Amendment Number 86 to the Registration Statement (Form N-1A, No. 333-100654) of the Unified Series Trust and to the use of our report dated May 16, 2006 on the March 31, 2006 financial statements of the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, and the Dean International Fund, incorporated by reference therein.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

March 5, 2007